Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CRESCENT BANKING COMPANY,

CRESCENT BANK & TRUST COMPANY

FUTURUS FINANCIAL SERVICES, INC.

and

FUTURUS BANK, N.A.

DATED AS OF AUGUST 19, 2004

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LIST OF EXHIBITS

Exhibit Number	Description
1	Form of Plan of Merger Among Crescent Banking Company, Crescent Interim Corporation and Futurus Financial Services, Inc.

2	Form of Plan of Merger Between Crescent Bank & Trust Company and Futurus Financial Services, Inc.

3	Form of Plan of Merger Between Crescent Bank & Trust Company and Futurus Bank, N.A.

4	Form of Support Agreement

5	Form of Restricted Stock Purchase Agreement

6	Form of Change of Control Employment Agreement

7	Form of Director’s Agreement

8	Form of Claims Letter

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of August 19, 2004 by and among CRESCENT BANKING COMPANY, a Georgia corporation (“Crescent”), CRESCENT BANK & TRUST COMPANY, a Georgia state bank (“Crescent Bank”), FUTURUS FINANCIAL SERVICES, INC., a Georgia corporation (“Futurus”), and FUTURUS BANK, N.A., a national banking association (“Futurus Bank”).

PREAMBLE

The respective Boards of Directors of Crescent, Crescent Bank, Futurus and Futurus Bank have determined that the transactions described herein are in the best interests of the Parties and their respective shareholders. This Agreement provides for the acquisition of Futurus by Crescent pursuant to (i) the merger (the “First Step Merger”) of Crescent Interim Corporation (“Crescent Interim”), a Georgia corporation and a newly formed, wholly owned subsidiary of Crescent Bank, a wholly owned subsidiary of Crescent, with and into Futurus, (ii) immediately followed by the merger (the “Second Step Merger”) of Futurus with and into Crescent Bank and (iii) immediately followed by the merger (the “Bank Merger”) of Futurus Bank, a wholly owned subsidiary of Futurus, with and into Crescent Bank. At the effective time of the First Step Merger, the Second Step Merger, and the Bank Merger, which shall occur on the same day but in the sequence provided for in the preceding sentence, the outstanding shares of the common stock of Futurus shall be canceled and in consideration therefor certain holders of such outstanding shares shall receive restricted shares of Crescent Common Stock and certain shareholders shall receive cash payments (without interest) as provided herein. Crescent Bank shall continue to conduct the business and operations of Futurus Bank. The transactions described in this Agreement are subject to the approvals of the shareholders of Futurus, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Georgia Department of Banking and Finance and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement.

Upon the execution and delivery of this Agreement by Futurus and Futurus Bank, as a condition and inducement to the willingness of Crescent and Crescent Bank to enter into this Agreement, (i) each of the 5% or greater shareholders of Futurus and each of the directors of Futurus are entering into support agreements with Crescent, (ii) certain of the officers of Futurus Bank are entering into employment agreements with Crescent Bank, which shall be effective as of the Effective Time, and (iii) certain of the directors of Futurus and Futurus Bank are entering into non-competition agreements with Crescent and Crescent Bank.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 First Step Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Crescent Interim shall be merged with and into Futurus in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC. Futurus shall be the Surviving Corporation resulting from the First Step Merger and shall continue to be governed by the Laws of the State of Georgia. The First Step Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Futurus, Futurus Bank, Crescent and Crescent Bank and the First Step Plan of Merger, in substantially the form of Exhibit 1, which has been approved and adopted by the Board of Directors of Futurus and Crescent and Crescent hereby covenants that the First Step Plan of Merger will be approved by the Board of Directors of Crescent Interim upon its organization.

1.2 Second Step Merger. Subject to the terms and conditions of this Agreement and the Second Step Plan of Merger, immediately subsequent to the First Step Merger, Futurus shall be merged with and into Crescent Bank in accordance with the provisions of Section 7-1-530 of the FICG and with the effect provided in Section 7-1-536 of the FICG. Crescent Bank shall be the Surviving Entity resulting from the Second Step Merger and shall continue to be governed by the Laws of the State of Georgia. The Second Step Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Futurus, Futurus Bank, Crescent and Crescent Bank and the Second Step Plan of Merger, in substantially the form of Exhibit 2, which has been approved and adopted by the Board of Directors of Futurus and Crescent Bank.

1.3 Bank Merger. Subject to the terms and conditions of this Agreement and the Bank Plan of Merger, immediately subsequent to the Second Step Merger, Futurus Bank shall be merged with and into Crescent Bank in accordance with the provisions of 12 U.S.C. § 214a and Section 7-1-550 of the FICG and with the effect provided in Section 7-1-536 of the FICG. Crescent Bank shall be the Surviving Bank of the Bank Merger and shall continue to be governed by the Laws of the State of Georgia. The Bank Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Futurus, Futurus Bank, Crescent and Crescent Bank and the Bank Plan of Merger, in substantially the form of Exhibit 3, which has been approved and adopted by the Boards of Directors of Futurus Bank and Crescent Bank.

1.4 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as Crescent may determine. The Closing shall be held at such place as mutually determined by Crescent and Futurus.

1.5 Effective Time. The First Step Merger, the Second Step Merger, and the Bank Merger and other transactions contemplated by this Agreement shall become effective (i) as to the First Step Merger, on the date and at the time the First Step Articles of Merger reflecting the First Step Merger shall become effective with the Secretary of State of the State of Georgia, (ii) as to the Second Step Merger, on the date and at the time the Second Step Articles of Merger reflecting the Second Step Merger shall become effective with the Secretary of State of the State of Georgia, and (iii) as to the Bank Merger, on the date and at the time the Bank Articles of Merger reflecting the Bank Merger shall become effective with the Secretary of State of the State of Georgia (the “Effective Time”). The Effective Time of each of the First Step Merger, the Second Step Merger, and the Bank Merger shall occur on the same day. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the First Step Merger, the Second Step Merger and the Bank Merger (including the expiration of any requisite waiting period in respect thereof), (ii) the date on which the shareholders of Futurus approve this Agreement and the First Step Plan of Merger, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party’s obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).

1.6 Execution of Agreements. Simultaneously with the execution of this Agreement by the Parties and as a condition thereto, each of the holders of 5% or more of the outstanding shares of Futurus Common Stock and each of the directors of Futurus are executing and delivering to Crescent support agreements (each a “Support Agreement”) in substantially the form of Exhibit 4.

1.7 Restructure of Transaction. Crescent shall, in its reasonable discretion, have the unilateral right to revise the structure of the First Step Merger, the Second Step Merger or the Bank Merger contemplated by this Agreement in order to achieve tax benefits or for any other reason which Crescent may deem advisable; provided, however, that Crescent shall not have the right, without the approval of the Board of Directors of Futurus and, if required by applicable law, the holders of the Futurus Common Stock to make any revision to the structure of the First Step Merger, the Second Step Merger or the Bank Merger which: (i) changes the amount or the manner of payment of the Merger Consideration which the holders of shares of Futurus Common Stock are entitled to receive (determined in the manner provided in Section 3.1 of this Agreement); (ii) would be materially adverse to the interests of Futurus or adverse to the holders of shares of Futurus Common Stock; or (iii) is reasonably likely to materially impede or delay consummation of the First Step Merger, the Second Step Merger or the Bank Merger. Crescent may exercise this right of revision by giving written notice to Futurus in the manner provided in Section 11.8 of this Agreement which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Reorganization.

ARTICLE 2

TERMS OF MERGER AND BANK MERGER

2.1 Charter. The articles of incorporation of Futurus in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until otherwise amended or repealed. The articles of incorporation of Crescent Bank in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity following the Second Step Merger until otherwise amended or repealed. The articles of incorporation of Crescent Bank in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Bank until otherwise amended or repealed.

2.2 Bylaws. The bylaws of Crescent Interim in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until otherwise amended or repealed. The bylaws of Crescent Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity following the Second Step Merger until otherwise amended or repealed. The bylaws of Crescent Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank until otherwise amended or repealed.

2.3 Directors and Officers. The directors and officers of Crescent Interim in office immediately prior to the Effective Time, shall serve as the directors and officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The directors and officers of Crescent Bank in office immediately prior to the Effective Time, shall serve as the directors and officers of the Surviving Entity from and after the Effective Time in accordance with the bylaws of the Surviving Entity. The directors of Crescent Bank in office immediately prior to the Effective Time, together with Nathan E. Hardwick, IV, C. Parke Day and such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the bylaws of the Surviving Bank, subject to the receipt of any required approvals by applicable Regulatory Authorities, and Crescent shall take all actions necessary to re-elect Mr. Hardwick and Mr. Day at the next annual meeting of Crescent Bank. The officers of Crescent Bank in office immediately prior to the Effective Time, together with such additional persons, including those officers of Futurus who have entered into Change of Control Employment Agreements, as may thereafter be elected by Crescent Bank’s Board of Directors, shall serve as the officers of the Surviving Bank from the Effective Time in accordance with the bylaws of the Surviving Bank. Further, subject to the recommendation of Crescent’s Nominating and Corporate Governance Committee, a determination by the Board of Directors of Crescent that Nathan E. Hardwick, IV is “independent” within the meaning of applicable rules of the NASD, Nasdaq and the SEC, and the approval of any applicable Regulatory Authorities, after consummation of the transactions contemplated by this Agreement, Crescent shall take all actions necessary to appoint Mr. Hardwick as a member of the Board of Directors of Crescent to serve until the 2005 annual meeting of Crescent shareholders and shall take all actions necessary to nominate and recommend Mr. Hardwick for re-election to the Board of Directors of Crescent at such meeting, to serve as a Class III director with a term expiring at the 2006 annual meeting of Crescent shareholders.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the First Step Merger and without any action on the part of Crescent, Crescent Bank, Crescent Interim, Futurus, Futurus Bank, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) Each share of Crescent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Each share of Crescent Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(c) Each share of Crescent Interim Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for one share of Futurus Common Stock.

(d) Each share of Futurus Common Stock (excluding shares held by Futurus, any Futurus Subsidiary, Crescent, or any Crescent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted and excluding shares held by shareholders of Futurus who perfect their statutory dissenters’ rights as provided in Section 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into the right to receive:

(i) with respect to the shares of Futurus Common Stock listed on Schedule A to this Agreement held by the shareholders of Futurus listed on Schedule A to this Agreement, a number of restricted shares of Crescent Common Stock equal to the quotient obtained by dividing (x) $10.00 by (y) the Average Closing Price (the value of such number of shares of Crescent Common Stock based on the Average Closing Price, “Stock Payment Amount”); provided that, if the information supplied to Crescent pursuant to the Restricted Stock Purchase Agreement by any Futurus shareholder listed on Schedule A is determined by Crescent to be inaccurate or incomplete, or if any Futurus shareholder listed on Schedule A is not an “accredited investor” as defined in SEC Rule 501(a) under the Securities Act, then such person shall not be entitled to exchange shares of Futurus Common Stock for shares of Crescent Common Stock pursuant to this Section 3.1(d)(i) and, as a result, will be eligible to receive the Cash Payment Amount in exchange for each share of Futurus Common Stock held by such shareholder immediately prior to the Effective Time, as provided for in Section 3.1(d)(ii); or

(ii) with respect to all other shares of Futurus Common Stock that are held by the shareholders of Futurus listed in Schedule A and the shares of Futurus Common Stock held by all other shareholders of Futurus, a check in the amount of $10.00 (without interest) (less any required withholding of Taxes, the “Cash Payment Amount,” and collectively with the Stock Payment Amount, the Rights Payment and any cash in lieu of fractional shares payable pursuant to Section 3.4, the “Merger Consideration”).

3.2 Shares held by Futurus or Crescent. Each of the shares of Futurus Common Stock held by Futurus, any Futurus Subsidiary, Crescent or any Crescent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.3 Dissenting Shareholders. Any holder of shares of Futurus Common Stock who perfects such holder’s dissenters’ rights of appraisal in accordance with and as contemplated by Section 14-2-1302 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to Futurus the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Futurus fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Crescent Interim shall issue and deliver the Merger Consideration upon surrender by such holder of the certificate or certificates representing shares of Futurus Common Stock held by him.

3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Futurus Common Stock exchanged pursuant to the First Step Merger for shares of Crescent Common Stock who would otherwise have been entitled to receive a fraction of a share of Crescent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, an amount (without interest) by check equal to such fractional share of Crescent Common Stock multiplied by the Average Closing Price, in the case of shares exchanged pursuant to the First Step Merger. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

3.5 Settlement of Futurus Rights. At the Effective Time, Crescent shall pay to each holder of stock options granted by Futurus pursuant to the Futurus Stock Option Plan and each holder of warrants to purchase shares of Futurus Common Stock that are outstanding at the Effective Time, whether or not exercisable (“Futurus Rights”), other than those holders listed on Schedule B to this Agreement who shall receive the consideration set forth in Section 8.8 of this Agreement, an amount (without interest) by check (the “Rights Payment”) equal to $1.00 per Futurus Right. At the Effective Time each such Futurus Right shall be terminated and shall no longer represent the right to purchase shares of Futurus Common Stock, but rather shall represent only the nontransferable right to receive the Rights Payment, if applicable. At the Effective Time, all other rights associated with such Futurus Rights shall terminate and have no further force and effect.

ARTICLE 4

EXCHANGE OF SHARES

4.1 Exchange Procedures.

(a) Promptly after the Effective Time, Crescent shall cause Crescent Bank, as the exchange agent (the “Exchange Agent”) to mail to the former shareholders of Futurus and former holders of Futurus Rights appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or other instruments theretofore representing shares of Futurus Common Stock and Futurus Rights shall pass, only upon proper delivery of such certificates or other instruments to the Exchange Agent). The certificate or certificates of Futurus Common Stock and instruments representing Futurus Rights so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. In the event of a transfer of ownership of shares of Futurus Common Stock represented by certificates that is not registered in the transfer records of Futurus, the Merger Consideration as provided in Section 3.1 may be issued to a transferee if the certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any Futurus Common Stock certificate or Futurus Right shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as Crescent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration as provided for in Section 3.1. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Crescent shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Merger Consideration as provided in Section 3.1.

(b) After the Effective Time, each holder of shares of Futurus Common Stock (other than shares to be canceled pursuant to Section 3.2 of this Agreement or as to which dissenters’ rights have been perfected as provided in Section 3.3 of this Agreement) and each holder of Futurus Rights issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares or rights to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the Merger Consideration as provided in Section 3.1 of this Agreement (without interest thereon). Crescent shall not be obligated to deliver the Merger Consideration to which any former holder of Futurus Common Stock or Futurus Rights is entitled as a result of the First Step Merger until such holder properly surrenders his certificate or certificates representing the shares of Futurus Common Stock and all instruments representing the Futurus Rights, respectively, for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, none of Crescent, Crescent Bank, Crescent Interim, Futurus, Futurus Bank, nor the Exchange Agent shall be liable to any holder of Futurus Common Stock or to any holder of Futurus Rights for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property or escheat Law.

(c) Each of Crescent, Crescent Bank, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Futurus Common Stock or Futurus Rights such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law, provided such amounts are promptly and properly remitted to the applicable Taxing Governmental Authority. To the extent that any amounts are so withheld by Crescent, Crescent Bank, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Futurus Common Stock or Futurus Rights in respect of which such deduction and withholding was made by Crescent, Crescent Bank, the Surviving Corporation or the Exchange Agent, as the case may be.

4.2 Rights of Former Futurus Shareholders. At the Effective Time, the stock transfer books of Futurus shall be closed as to holders of Futurus Common Stock and no transfer of Futurus Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Futurus Common Stock (other than shares to be canceled pursuant to Section 3.2 or as to which dissenters’ rights have been perfected as provided in Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration as provided in Section 3.1 (without interest thereon) of this Agreement in exchange therefor. To the extent permitted by Law, former holders of record of Futurus Common Stock who are entitled to receive the Stock Payment Amount shall be entitled to vote after the Effective Time at any meeting of Crescent shareholders the number of whole shares of Crescent Common Stock into which their respective shares of Futurus Common Stock are convertible, if applicable, regardless of whether such holders have exchanged their certificates for certificates representing Crescent Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Crescent on the Crescent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Crescent Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Crescent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares Futurus Common Stock until such holder surrenders such certificate for exchange as provided in Section 4.1. However, upon surrender of such certificate, both the Crescent Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (in each case, without interest) shall be delivered and paid with respect to each share represented by such certificate.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF FUTURUS

Futurus hereby represents and warrants to Crescent as follows:

5.1 Organization, Standing, and Power. Futurus is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Futurus is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Futurus Material Adverse Effect. The minute book and other organizational documents for Futurus have been made available to Crescent for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and shareholders thereof.

5.2 Authority, No Breach by Agreement.

(a) Futurus has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the First Step Merger, the Second Step Merger and the Bank Merger have been duly and validly authorized by all necessary corporate action, including the unanimous approval of this Agreement, the First Step Plan of Merger, the Second Step Plan of Merger and the Bank Plan of Merger by Futurus’ duly constituted Board of Directors, in respect thereof on the part of Futurus, subject to the approval of this Agreement and the First Step Plan of Merger by a majority of all votes entitled to be cast on this Agreement and the First Step Plan of Merger, which is the only Futurus shareholder vote required for approval of this Agreement and the First Step Plan of Merger and the consummation of the First Step Merger by Futurus. Subject to such shareholder approval and the receipt of necessary approvals from the applicable Regulatory Authorities and assuming due authorization, execution and delivery of this Agreement by Crescent and Crescent Bank, this Agreement represents a legal, valid, and binding obligation of Futurus, enforceable against Futurus in accordance with its terms. Futurus Bank has the power and authority necessary to execute, deliver, and perform its obligations under the Bank Plan of Merger and to consummate the transactions contemplated thereby. The execution, delivery, and performance of the Bank Plan of Merger and the consummation of the transactions contemplated therein, have been duly and validly authorized by all necessary action in respect thereof on the part of Futurus Bank, and by Futurus, individually and as the sole shareholder of Futurus Bank.

(b) Neither the execution and delivery of this Agreement, the First Step Plan of Merger, the Second Step Plan of Merger or the Bank Plan of Merger by Futurus or any Futurus

Subsidiary, nor the consummation by Futurus or any Futurus Subsidiary of the transactions contemplated hereby or thereby, nor compliance by Futurus or any Futurus Subsidiary with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation or the bylaws of Futurus or the certificate or articles of incorporation or articles of association or bylaws of any Futurus Subsidiary or any resolution adopted by the Board of Directors or the shareholders of Futurus or any Futurus Subsidiary, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Futurus Entity, any Contract or Permit of any Futurus Entity, except for such Defaults, Liens and Consents, which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Futurus Material Adverse Effect, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Futurus Entity or any of their respective material Assets.

(c) Other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plans, and (iv) Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Futurus Material Adverse Effect, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by any Futurus Entity of the First Step Merger, the Second Step Merger or the Bank Merger and the consummation of the other transactions contemplated therein or herein.

5.3 Capital Stock. The authorized capital stock of Futurus consists of 10,000,000 shares of Futurus Common Stock, of which 1,001,130 shares are issued and outstanding as of the date of this Agreement and not more than 1,002,130 shares will be issued and outstanding at the Effective Time and 2,000,000 shares of Futurus Preferred Stock of which no shares are issued and outstanding as of the date of this Agreement and no shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of Futurus capital stock are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of Futurus capital stock has been issued in violation of any Securities Laws or any state blue sky or securities Laws, or the preemptive rights of the current or past shareholders of Futurus. Futurus has reserved 110,000 shares of Futurus Common Stock for issuance under the Futurus Stock Option Plan, pursuant to which options to purchase 52,750 shares of Futurus Common Stock are outstanding. Warrants to acquire 176,667 shares of Futurus Common Stock are issued and outstanding. Except as set forth above, there are no shares of capital stock or other equity securities of Futurus outstanding and no outstanding Rights relating to the capital stock of Futurus.

5.4 Futurus Subsidiaries. Futurus has disclosed in Section 5.4 of the Futurus Disclosure Memorandum all of the Futurus Subsidiaries that are corporations (identifying its jurisdiction of incorporation) and all of the Futurus Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, and the amount and nature of the ownership interest therein of Futurus Subsidiaries).

Futurus or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Futurus Subsidiaries. No capital stock (or other equity interest) of any Futurus Subsidiary is or may become required to be issued (other than to another Futurus Subsidiary) by reason of any Rights, and there are no Contracts by which Futurus or any of the Futurus Subsidiaries is bound to issue or sell (other than to another Futurus Entity) and existing or additional shares of its capital stock (or other equity interests) or Rights or by which any Futurus Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Futurus Subsidiary (other than to another Futurus Entity). There are no Contracts relating to the rights of any Futurus Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Futurus Subsidiary. All of the shares of capital stock (and other equity interests) of each Futurus Subsidiary held by a Futurus Entity are fully paid and (except pursuant to 12 U.S.C. § 55 or other federal banking Laws in case of Futurus Bank) nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by a Futurus Entity free and clear of any Lien. The only Futurus Subsidiary is a national bank, and such Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Futurus Subsidiary is duly qualified or licensed to transact business as an entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Futurus Material Adverse Effect. Futurus Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Bank Insurance Fund and it is a member in good standing of the Federal Reserve Bank of Atlanta and the FDIC. The minute book and other organizational documents (and all amendments thereto) for each Futurus Subsidiary have been made available to Crescent for its review, and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

5.5 Financial Statements. Futurus has disclosed in Section 5.5 of the Futurus Disclosure Memorandum all Futurus Financial Statements for periods ended prior to the date hereof and will deliver to Crescent copies of all Futurus Financial Statements prepared subsequent to the date hereof. The Futurus Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Futurus Entities, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly in all material respects the consolidated financial position of the Futurus Entities as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of the Futurus Entities for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect). Futurus maintains disclosure controls and procedures similar to those required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Futurus and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Futurus’ Financial Statements. Section 5.5 of the Futurus Disclosure Memorandum lists, and Futurus has delivered to Crescent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

5.6 Absence of Undisclosed Liabilities. No Futurus Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Futurus Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Futurus as of December 31, 2003 and/or June 30, 2004, included in the Futurus Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. No Futurus Entity has incurred or paid any Liability since June 30, 2004, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or which have not had and are not reasonably likely to have, individually or in the aggregate, a Futurus Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 5.6 of the Futurus Disclosure Memorandum, no Futurus Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability or any Person for any amount in excess of $10,000, individually or in the aggregate.

5.7 Absence of Certain Changes or Events. Since June 30, 2004, except as disclosed in the Futurus Financial Statements made available prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Futurus Material Adverse Effect, and (ii) none of the Futurus Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Futurus provided in Article 7.

5.8 Tax Matters.

(a) All Futurus Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. Except as disclosed in Section 5.8 of the Futurus Disclosure Memorandum, none of the Futurus Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Futurus Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Futurus Entities. Futurus has never received any written notice of any claim by an authority in a jurisdiction where any Futurus Entity does not file a Tax Return that such Futurus Entity may be subject to Taxes by that jurisdiction.

(b) Except as disclosed in Section 5.8 of the Futurus Disclosure Memorandum, none of the Futurus Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of any Futurus Entity or the assets of any Futurus Entity. No officer or employee responsible for Tax matters of any Futurus Entity expects any Regulatory Authority to assess any additional Taxes for any period for which Tax Returns have been filed. None of the Futurus Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) Each Futurus Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law. The unpaid Taxes of each Futurus Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Futurus Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Futurus Entities in filing their Tax Returns.

(d) None of the Futurus Entities is a party to any Tax allocation or sharing agreement and none of the Futurus Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Futurus) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Futurus is parent), or as a transferee or successor, by contract or otherwise. Section 5.8 of the Futurus Disclosure Memorandum contains a copy of the tax sharing agreement among the Futurus Entities, and the Futurus Entities have complied with such tax sharing agreement and the requirements of all Governmental Authorities regarding tax sharing.

(e) During the five-year period ending on the date hereof, none of the Futurus Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(f) Except as disclosed in Section 5.8 of the Futurus Disclosure Memorandum, none of the Futurus Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that, in any circumstance, could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. Futurus has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii). None of the Futurus Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of the Futurus Entities disclosed in Section 5.8 of the Futurus Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(g) Each of the Futurus Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(h) No Futurus Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.9 Allowance for Possible Loan Losses. In the judgment of management of Futurus, the allowance for possible loan, lease and credit losses (the “Allowance”) shown on the consolidated balance sheets of Futurus included in the most recent Futurus Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Futurus included in the Futurus Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables) of the Futurus Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Futurus Entities as of the dates thereof.

5.10 Assets. Except as disclosed in Section 5.10 of the Futurus Disclosure Memorandum or reserved against in the Futurus Financial Statements made available prior to the date of this Agreement, the Futurus Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the Futurus Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business of the Futurus Entities. All Assets that are held under leases or subleases by the Futurus Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Each of the Futurus Entities currently maintains insurance including bankers’ blanket bonds, with insurers of recognized financial responsibility similar in amounts, scope, and coverage to that maintained by other peer organizations. Except as disclosed in Section 5.10 of the Futurus Disclosure Memorandum, none of the Futurus Entities has received notice from any insurance carrier or bonding company that (i)

such insurance or bond will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance or bonds will be substantially increased, or (iii) that coverage will be denied or not extended or renewed with respect to any Futurus Entity, any act or occurrence, or that any officer, director, agent or employee of any Futurus Entity will not be covered by such insurance or bond. There are presently no claims pending under such policies of insurance and no notices have been given by any Futurus Entity under such policies. Section 5.10 of the Futurus Disclosure Memorandum includes a list, a description and copies of all insurance policies and bonds held by the Futurus Entities. The Assets of the Futurus Entities include all Assets currently used and required by the Futurus Entities to operate the business of the Futurus Entities as presently conducted.

5.11 Intellectual Property. Each Futurus Entity owns or has a valid license to use all of the Intellectual Property used by such Futurus Entity in its business, including sufficient rights in each copy possessed by each Futurus Entity. Each Futurus Entity is the owner of or has a valid license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Futurus Entity in connection with such Futurus Entity’s business operations, and such Futurus Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Futurus Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Futurus threatened, which challenge the rights of any Futurus Entity with respect to Intellectual Property used, sold or licensed by such Futurus Entity in its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Futurus, the Futurus Entities’ conduct of their businesses does not infringe any Intellectual Property of any other person. No Futurus Entity is obligated to pay any recurring royalties or license fees to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.11 of the Futurus Disclosure Memorandum, every officer, director, or employee of any Futurus Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Futurus Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Futurus Entity, and no such officer, director or employee is party to any Contract with any Person other than a Futurus Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Futurus Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Futurus Entity. No officer, director or employee of any Futurus Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Futurus Entity.

5.12 Environmental Matters.

(a) Section 5.12 of the Futurus Disclosure Memorandum contains a true, complete and accurate listing of, and Futurus has delivered, caused to be delivered or has made available, to Crescent true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, and other environmental reports and studies in Futurus’ possession.

(b) To the Knowledge of Futurus, each Futurus Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Futurus Material Adverse Effect.

(c) To the Knowledge of Futurus, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Futurus Entity or any of its Operating Properties or Participation Facilities (or Futurus in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Futurus Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Futurus Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Futurus Material Adverse Effect.

(d) During the period of (i) any Futurus Entity’s ownership or operation of any of their respective current properties, (ii) any Futurus Entity’s participation in the management of any Participation Facility, or (iii) any Futurus Entity’s holding of a security interest in any Operating Property, to the Knowledge of Futurus there have been no releases, discharges, spillages, or disposals, or presence of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any Futurus Entity’s ownership or operation of any of their respective current properties, (ii) any Futurus Entity’s participation in the management of any Participation Facility, or (iii) any Futurus Entity’s holding of a security interest in any Operating Property, to the Knowledge of Futurus there were no releases, discharges, spillages, or disposals, or presence of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property. To the Knowledge of Futurus, all above-ground and underground storage tanks, oil/water separators, sumps and septic systems located on any such properties that are material to the related properties have been identified in Section 5.12 of the Futurus Disclosure Memorandum and otherwise such tanks, separators, sumps and septic systems have been described in the materials delivered or made available to Crescent pursuant to Section 5.12(a) above. To the Knowledge of Futurus, no building or other improvement located on any such properties contains any friable asbestos or friable asbestos-containing materials. No lien has arisen or is, to the Knowledge of Futurus, threatened on or against any of such properties under or as a result of any Environmental Laws.

5.13 Compliance With Laws. Futurus is duly registered with the Federal Reserve and the GDBF as a bank holding company under the BHC Act and the FICG, respectively. Each Futurus Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted. No Futurus Entity:

(a) is in Default under its articles of incorporation, articles of association or bylaws, any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(b) has received any notification or communication from any Governmental Authority (i) asserting that any Futurus Entity is not, or may not be, in compliance with any Laws or Orders, including Laws intended to combat money laundering, including the Bank Secrecy Act, and the USA Patriot Act and the regulations thereunder, (ii) threatening to revoke any Permits, or (iii) requiring any Futurus Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking. Each Futurus Entity has complied with all requirements of Law to file reports of suspicious activity, including 12 C.F.R. § 21.11.

(c) has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Futurus Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Futurus Entity; and no Futurus Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any Futurus Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

(d) Section 5.13 of the Futurus Disclosure Memorandum contains a list of all independent contractors of each Futurus Entity (separately listed by Futurus Entity) and each such Person meets the standards under all Laws (including Treasury Regulations under the Internal Revenue Code and federal and state labor and employment Laws) as independent contractors and no such Person is an employee of any Futurus Entity under any applicable Law. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Crescent to the extent in the possession of the Futurus Entities.

5.14 Labor Relations.

(a) Except as described in Section 5.14 of the Futurus Disclosure Memorandum, no Futurus Entity is the subject of any Litigation asserting that it or any other Futurus Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Futurus Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Futurus Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Futurus’ relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Futurus Entity pending or threatened and there has been no such actions or disputes in the past five years. In the past five years, there has not been any attempt by any Futurus Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Futurus Entity. Except as set forth in Section 5.14 of the Futurus Disclosure Memorandum, the employment of each employee and the engagement of each independent contractor of each Futurus Entity is terminable at will by the relevant Futurus Entity without any penalty, liability or severance obligation incurred by any Futurus Entity. Except as set forth in Section 5.14 of the Futurus Disclosure Memorandum, no Futurus Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations.

(b) All of the employees of the Futurus Entities employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

5.15 Employee Benefit Plans.

(a) Futurus has disclosed in Section 5.15 of the Futurus Disclosure Memorandum, and has delivered or made available to Crescent prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Futurus Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Futurus Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which the Futurus Entity or ERISA Affiliate has or reasonably could have any obligation or Liability. Any of the Futurus Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Futurus ERISA Plan.”

(b) Except as disclosed in Section 5.15 of the Futurus Disclosure Memorandum, Futurus has delivered to Crescent prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS Employee Plans Compliance Resolution System program set forth in Revenue Procedure 2003-44 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

(c) The form of each Futurus Benefit Plan is in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and other applicable Laws, and in each such plans have been operated in material compliance with such Laws and the written Employee Benefit Plan document. Each Futurus ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination or opinion letter from the IRS that is still in effect and applies to the Futurus ERISA Plan as amended and as administered and Futurus is not aware of any circumstances that will or could result in revocation of such favorable letter or, within the time permitted under Internal Revenue Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the Futurus ERISA Plan as amended and as administered. Futurus has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any Futurus Benefit Plan with applicable Laws. No Futurus Benefit Plan is currently being audited by a Governmental Authority for compliance with applicable Laws or has been audited with a determination by the Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d) To the Knowledge of Futurus, there has been no oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of the Futurus Entities which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither Futurus nor, to the Knowledge of Futurus, any administrator or fiduciary of any Futurus Benefit Plan (or any agent of any of the foregoing), has engaged in any transaction, or acted or failed to act in any manner, which could subject Futurus or Crescent to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Futurus Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Futurus Benefit Plan.

(e) All Futurus Benefit Plan documents, and all annual and other reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Futurus Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS, the DOL or distributed to participants of the Futurus Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f) No fiduciary of a Futurus Benefit Plan that is a director or officer of a Futurus Entity nor, to the Knowledge of Futurus, any other fiduciary of a Futurus Benefit Plan has engaged in a transaction with respect to any Futurus Benefit Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, would subject it or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(g) No Liability under Title IV of ERISA has been or is reasonably expected to be incurred by Futurus or its ERISA Affiliates and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by Futurus or its ERISA Affiliates with respect to any ongoing, frozen, or terminated single-employer plan of Futurus or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Futurus Material Adverse Effect. There has been no “reportable event,” within the meaning of ERISA Section 4043 for which the 30-day reporting requirement has not been waived by any ongoing, frozen, or terminated single employer plan of Futurus or of an ERISA Affiliate.

(h) Except as disclosed in Section 5.15 of the Futurus Disclosure Memorandum, no Futurus Entity has any Liability for retiree health and life benefits under any of the Futurus Benefit Plans and there are no restrictions on the rights of such Futurus Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Futurus Benefit Plan and no circumstance exists which could give rise to such Taxes.

(i) Except as disclosed in Section 5.15 of the Futurus Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Futurus Entity from any Futurus Entity under any Futurus Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Futurus Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Futurus Entity on the life of any current or former officer, director or employee of any Futurus Entity (“BOLI Contracts”).

(j) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Futurus Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Internal Revenue Code Section 412 or ERISA Section 302, have been fully reflected on the Futurus Financial Statements to the extent required by and in accordance with GAAP.

(k) All individuals who render services to any Futurus Entity and who are authorized to participate in a Futurus Benefit Plan pursuant to the terms of such Futurus Benefit Plan are in fact eligible to and authorized to participate in such Futurus Benefit Plan. All individuals participating in (or eligible to participate in) any Futurus Benefit Plan are common-law employees, officers or directors of a Futurus Entity.

(l) No Futurus Entity nor any of their respective ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

5.16 Material Contracts. Except as disclosed in Section 5.16 of the Futurus Disclosure Memorandum or otherwise reflected in the Futurus Financial Statements, none of the Futurus Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year, (ii) any Contract relating to the borrowing of money by any Futurus Entity or the guarantee by any Futurus Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements with creditworthy counterparties, and Federal Home Loan Bank advances of depository institution Subsidiaries, and trade payables and Contracts relating to loan commitments or letters of credit made in the ordinary course of business and permissible under applicable Law), (iii) any Contract which prohibits or restricts any Futurus Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Futurus Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Futurus Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $10,000, (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, (ix) all BOLI Contracts and (x) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Futurus with the SEC as of the date of this Agreement if Futurus were subject to the reporting requirements of the Exchange Act (together with all Contracts referred to in Sections 5.11 and 5.15(a), the “Futurus Contracts”). With respect to each Futurus Contract: (A) the Contract is in full force and effect; (B) no Futurus Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Futurus Material Adverse Effect; (C) no Futurus Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Futurus, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Futurus Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any Futurus Entity for money borrowed is prepayable at any time by such Futurus Entity without penalty, charge or premium.

5.17 Legal Proceedings. Except as disclosed in Section 5.17 of the Futurus Disclosure Memorandum, no Litigation has been instituted or is pending, or, to the Knowledge of Futurus, threatened (or unasserted but considered probable of assertion and which if asserted is reasonably likely to have an unfavorable outcome) against any Futurus Entity, any director, officer or employee of any Futurus entity in their capacity as such, or against any Asset, Employee Benefit Plan, interest, or right of any of them, nor are there any Orders outstanding against any Futurus Entity. Section 5.17 of the Futurus Disclosure Memorandum contains a summary report of all Litigation as of the date of this Agreement to which any Futurus Entity or any of its officers, directors or employees (in their capacity as such) is a party and which names a Futurus Entity as a defendant or cross-defendant or for which any Futurus Entity has any potential Liability. No Futurus Entity is subject to any Order.

5.18 Privacy of Customer Information.

(a) Futurus Bank is the sole owner of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Crescent Bank pursuant to this Agreement and the Bank Plan of Merger and the other transactions contemplated hereby. For purposes of this Section 5.18, “IIPI” means any information relating to an identified or identifiable natural Person.

(b) Futurus Bank’s collection and use of such IIPI, the transfer of such IIPI to Crescent Bank, and the use of such IIPI by Crescent Bank as contemplated by this Agreement complies with Futurus Bank’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Law, and any Contract or industry standard relating to privacy.

5.19 Reports. Since January 1, 2001, or the date of its organization if later, each Futurus Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities, except in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Futurus Material Adverse Effect. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including, the financial statements, exhibits, and schedules thereto complied in all material respects with all applicable Laws. As of its respective date, such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Futurus Subsidiary is registered with the SEC or the NASD, and none is required to file any documents with the SEC under any Securities Laws.

5.20 Books and Records. Each of Futurus and its Subsidiaries maintains accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Futurus and to maintain accountability for Futurus’ consolidated Assets; (c) access to Futurus’ Assets is permitted only in accordance with management’s authorization; (d) the reporting of Futurus’ Assets is compared with existing Assets at regular intervals and (e) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

5.21 Statements True and Correct.

(a) No statement, certificate, instrument, or other writing furnished or to be furnished by any Futurus Entity or any Affiliate thereof to any Crescent Entity pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by any Futurus Entity or any Affiliate thereof for inclusion in the Proxy Statement, and any other documents to be filed by Futurus with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Futurus, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting All documents that any Futurus Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.22 Regulatory Matters. No condition exists at any Futurus Entity and no Futurus Entity has taken or omitted to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b).

5.23 State Takeover Laws. Each Futurus Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, including Parts 2 and 3 of Article 11 of the GBCC (collectively, “Takeover Laws”).

5.24 Compliance with Governing Instruments. Each Futurus Entity has taken all action so that the entering into of this Agreement, the First Step Plan of Merger, the Second Step Plan of Merger and the Bank Plan of Merger and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws or other governing instruments of any Futurus Entity or restrict or impair the ability of any Crescent Entity to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Futurus Entity.

5.25 Derivatives Contracts. Neither Futurus nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) and which might reasonably be expected to have a Futurus Material Adverse Effect.

5.26 Support Agreements. Each of the directors of Futurus and each of the holders of 5% or more of the outstanding shares of Futurus Common Stock has executed and delivered to Crescent a Support Agreement.

5.27 Opinion of Financial Advisor. Futurus has received the opinion of Burke Capital Group, L.L.C., dated the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of Futurus Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Crescent.

5.28 Board Recommendation. The Board of Directors of Futurus, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the First Step Merger and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of Futurus Common Stock approve this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF CRESCENT

Crescent hereby represents and warrants to Futurus as follows:

6.1 Organization, Standing, and Power. Crescent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Crescent is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect.

6.2 Authority; No Breach by Agreement.

(a) Crescent has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the First Step Merger, the

Second Step Merger, the Bank Merger and the issuance of Crescent Common Stock pursuant to the First Step Merger, have been duly and validly authorized by all necessary corporate action, including approval of this Agreement and the First Step Plan of Merger, the Second Step Plan of Merger and the Bank Plan of Merger by Crescent’s duly constituted Board of Directors, in respect thereof on the part of Crescent. Assuming due authorization, execution and delivery of this Agreement by Futurus and the receipt of all necessary approvals from the applicable Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of Crescent, enforceable against Crescent in accordance with its terms. Crescent Bank has the power and authority necessary to execute, deliver, and perform its obligations under the Bank Plan of Merger and to consummate the transactions contemplated thereby. The execution, delivery, and performance of this Agreement, the Second Step Plan of Merger and the Bank Plan of Merger and the consummation of the transactions contemplated therein, have been duly and validly authorized by all necessary action in respect thereof on the part of Crescent Bank, and by Crescent, individually and as the sole shareholder of Crescent Bank.

(b) Neither the execution and delivery of this Agreement, the First Step Plan of Merger, the Second Step Plan of Merger or the Bank Plan of Merger by any Crescent Entity, nor the consummation by any Crescent Entity of the transactions contemplated hereby or thereby, nor compliance by any Crescent Entity with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation or the bylaws of Crescent or the certificate or articles of incorporation or articles of association or bylaws of any Crescent Subsidiary or any resolution adopted by the Board of Directors or the shareholders of Crescent or any Crescent Subsidiary, or (ii) except as disclosed in Section 6.2 of the Crescent Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Crescent Entity, any Contract or Permit of any Crescent Entity, except for such Defaults, Liens and Consents, which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Crescent Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by any Crescent Entity of the First Step Merger, the Second Step Merger or the Bank Merger and the consummation of the other transactions contemplated hereby and by the First Step Plan of Merger, the Second Step Plan of Merger and the Bank Plan of Merger.

6.3 Capital Stock.

(a) The authorized capital stock of Crescent consists of (i) 10,000,000 shares of Crescent Common Stock, of which 2,492,135 shares are issued and outstanding as of the date of this Agreement of which 16,668 shares were held by Crescent as treasury stock, and (ii) 1,000,000 shares of Crescent Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of Crescent Capital Stock are, and all of the shares of Crescent Common Stock to be issued in exchange for shares of Futurus Common Stock upon consummation of the First Step Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of Crescent Capital Stock has been, and none of the shares of Crescent Common Stock to be issued in exchange for shares of Futurus Common Stock upon consummation of the First Step Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Crescent.

(b) Except as set forth in Section 6.3(a) or as disclosed in Section 6.3 of the Crescent Disclosure Memorandum, there are no shares of capital stock or other equity securities of Crescent outstanding and no outstanding Rights relating to the capital stock of Crescent.

6.4 Crescent Subsidiaries. Crescent has disclosed in Section 6.4 of the Crescent Disclosure Memorandum all of the Crescent Subsidiaries as of the date of this Agreement that are corporations (identifying its jurisdiction of incorporation) and all of the Crescent Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized). Crescent or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Crescent Subsidiary. No capital stock (or other equity interest) of any Crescent Subsidiary is or may become required to be issued (other than to another Crescent Entity) by reason of any Rights, and there are no Contracts by which any Crescent Subsidiary is bound to issue or sell (other than to another Crescent Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Crescent Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Crescent Subsidiary (other than to another Crescent Entity). There are no Contracts relating to the rights of any Crescent Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Crescent Subsidiary. All of the shares of capital stock (and other equity interests) of each Crescent Subsidiary held by a Crescent Entity are fully paid and (except pursuant to 12 U.S.C. § 55 or other federal banking Laws in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Crescent Entity free and clear of any Lien. Each Crescent Subsidiary is either a bank, a savings association, statutory trust or a corporation, limited liability company, limited partnership, or limited liability partnership, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Crescent Entity is duly qualified or licensed to transact business as an entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect. Each Crescent Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Bank Insurance Fund and it is a member in good standing of the Federal Reserve Bank of Atlanta and the FDIC.

6.5 SEC Filings; Financial Statements.

(a) Except as disclosed in Section 6.5 of the Crescent Disclosure Memorandum, Crescent has timely filed and made available to Futurus all SEC Documents required to be filed by Crescent since January 1, 2001 (together with all such SEC Documents filed, whether or not required to be filed, and as amended and/or restated the “Crescent SEC Reports”). The Crescent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Crescent SEC Reports or necessary in order to make the statements in such Crescent SEC Reports, in light of the circumstances under which they were made, not misleading. No Crescent Subsidiary is required to file any SEC Documents. Crescent has filed all Crescent SEC Reports required to be filed to meet the requirements of SEC Rule 144(c) under the Securities Act.

(b) Each of the Crescent Financial Statements (including, in each case, any related notes) contained in the Crescent SEC Reports, including any Crescent SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC or SEC releases related to non-GAAP data), and fairly presented in all material respects the consolidated financial position of Crescent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

6.6 Absence of Undisclosed Liabilities. No Crescent Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Crescent as of December 31, 2003 and/or June 30, 2004, included in the Crescent Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. No Crescent Entity has incurred or paid any Liability since June 30, 2004, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

6.7 Absence of Certain Changes. Since June 30, 2004, except as disclosed in the Crescent Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect, and (ii) none of the Crescent Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Crescent provided in Article 7.

6.8 Tax Matters.

(a) Crescent has timely filed with the appropriate Taxing authorities all Tax Returns that it is required to file and such Tax Returns are correct and complete in all material respects. Crescent is not the beneficiary of any extension of time within which to file any Tax Return. All Taxes of Crescent have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of Crescent.

(b) Crescent has not received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of Crescent. Crescent has not waived any statute of limitations in respect of any Taxes, nor agreed to a Tax assessment or deficiency.

6.9 Allowance for Possible Loan Losses. In the judgment of management of Crescent, the Allowance shown on the consolidated balance sheets of Crescent included in the most recent Crescent Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Crescent included in the Crescent Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables) of the Crescent Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Crescent Entities as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Crescent Material Adverse Effect.

6.10 Assets. Except as reserved against in the Crescent Financial Statements made available prior to the date of this Agreement, the Crescent Entities have good and marketable title, free and clear of all Liens, to all of their respective material Assets. All tangible properties used in the businesses of the Crescent Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business of the Crescent Entities. All Assets that are material to Crescent’s business on a consolidated basis, held under leases or subleases by the Crescent Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Each of the Crescent Entities currently maintains insurance similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Crescent Entities has received notice from any insurance carrier or that (i) such insurance or bonds will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance and bonds will be substantially increased. There are presently no claims pending under such policies of insurance or bonds and no notices have been given by any Crescent Entity under such policies. The Assets of the Crescent Entities include all Assets required to operate the business of the Crescent Entities as presently conducted.

6.11 Intellectual Property. Each Crescent Entity owns or has a valid license to use all of the Intellectual Property used by such Crescent Entity in the course of its business including sufficient rights in each copy possessed by each Crescent Entity. Each Crescent Entity is the owner of or has a valid license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Crescent Entity in connection with such Crescent Entity’s business operations, and such Crescent Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Crescent Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Crescent threatened, which challenge the rights of any Crescent Entity with respect to Intellectual Property used, sold or licensed by such Crescent Entity in its business, nor has any person claimed or alleged any rights to such Intellectual Property. The Crescent Entities’ conduct of their businesses does not infringe any Intellectual Property of any other person. No Crescent Entity is obligated to pay any material recurring royalties or license fees to any Person with respect to any such Intellectual Property. No officer, director or employee of any Crescent Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Crescent Entity.

6.12 Environmental Matters.

(a) To the Knowledge of Crescent, each Crescent Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect.

(b) To the Knowledge of Crescent, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Crescent Entity or any of its Operating Properties or Participation Facilities (or Crescent in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Crescent Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect.

(c) During the period of (i) any Crescent Entity’s ownership or operation of any of their respective current properties, (ii) any Crescent Entity’s participation in the management of any Participation Facility, or (iii) any Crescent Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect. Prior to the period of (i) any Crescent Entity’s ownership or operation of any of their respective current properties, (ii) any Crescent Entity’s participation in the management of any Participation Facility, or (iii) any Crescent Entity’s holding of a security interest in any Operating Property, to the Knowledge of Crescent, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect.

6.13 Compliance with Laws.

Crescent is duly registered with the Federal Reserve and the GDBF as a bank holding company under the BHC Act and the FICG, respectively. Each Crescent Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably anticipated to have, individually or in the aggregate, a Crescent Material Adverse Effect. Except as disclosed in Section 6.13 of the Crescent Disclosure Memorandum, none of the Crescent Entities:

(a) is in Default under its articles of incorporation or bylaws (or other governing instruments); or

(b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably anticipated to have, individually or in the aggregate, a Crescent Material Adverse Effect; or

(c) since January 1, 2001, has received any notification or communication from any Governmental Authority or the staff thereof (i) asserting that any Crescent Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect, or (iii) requiring any

Crescent Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its employment decisions, its employment or safety policies or practices, its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

6.14 Labor Relations. No Crescent Entity is the subject of any Litigation asserting that it or any other Crescent Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Crescent Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Crescent Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Crescent’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Crescent Entity pending or threatened and there has been no such actions or disputes in the past five years. To the Knowledge of Crescent, in the past five years, there has not, been any attempt by any Crescent employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to Crescent’s workforce.

6.15 Employee Benefit Plans.

(a) Crescent has delivered or made available to Futurus prior to the execution of this Agreement, copies or summaries of all Employee Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Crescent Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Crescent Benefit Plans”). Any of the Crescent Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Crescent ERISA Plan.”

(b) Each Crescent Benefit Plan is in compliance with the applicable terms of such Crescent Benefit Plan, in compliance with the applicable requirements of the Internal Revenue Code, in material compliance with the terms of ERISA, and in compliance with any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect. Each Crescent ERISA Plan which is intended to be qualified under Internal Revenue Code Section 401(a) has received a favorable determination letter from the IRS, and Crescent is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Crescent, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Crescent Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

6.16 Legal Proceedings. Except as disclosed in Section 6.16 of the Crescent Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Crescent, threatened (or unasserted but considered probable of assertion and which if asserted is reasonably like to have an unfavorable outcome) against any Crescent Entity, or against any director, officer or employee (in their capacity as such), or Employee Benefit Plan of any Crescent Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect, nor are there any Orders outstanding against any Crescent Entity that are reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect.

6.17 Reports. Except as disclosed in Section 6.5 of the Crescent Disclosure Memorandum, since January 1, 2001, each Crescent Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws (unless such reports or documents have been amended and/or restated, in which case, they complied in all material respects with all applicable Laws as of the date of such amendment and/or restatement). As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.18 Statements True and Correct.

(a) No statement, certificate, instrument or other writing furnished or to be furnished by any Crescent Entity or any Affiliate thereof to Futurus pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by any Crescent Entity or any Affiliate thereof for inclusion in the Proxy Statement, and any other documents to be filed by any Crescent Entity or any Affiliate thereof with any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Futurus, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

(c) All documents that any Crescent Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

6.19 Regulatory Matters. No Crescent Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.20 Financial Capacity. Crescent has, and will have at the Effective Time, cash, and other liquid assets, and funding sources, sufficient in amount to make the aggregate Cash Payment Amount and the aggregate Rights Payments required under the terms of this Agreement.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants of Futurus. From the date of this Agreement until the earlier of (i) the Effective Time, or (ii) the termination of this Agreement, unless the prior written consent of Crescent shall have been given, and except as otherwise expressly contemplated herein, Futurus shall, and shall cause each of its Subsidiaries to, (A) operate its business only in the usual, regular, and ordinary course, (B) preserve intact its business organization and Assets and maintain its rights and franchises, and (C) take no action which would (1) adversely affect the ability or timing of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (2) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.2 Negative Covenants of Futurus. Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Futurus covenants and agrees that Futurus will not do or agree or commit to do, or permit any of the Futurus Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Crescent, which consent shall not be unreasonably withheld:

(a) amend the articles of incorporation, articles of association, bylaws or other governing instruments of any Futurus Entity; or

(b) incur any debt obligation or other obligation for borrowed money except in the ordinary course of the business of Futurus Subsidiaries consistent with past practices (which shall include, for Futurus Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities) which do not materially adversely change Futurus’ mix of maturities and funding sources or its cost of funds, or impose, or suffer the imposition, on any Asset of any Futurus Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in Section 5.10 of the Futurus Disclosure Memorandum); or

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under Employee Benefit Plans), directly or indirectly, any shares, Rights or any securities convertible into or exchangeable for any shares, of the capital stock of any Futurus Entity, or declare or pay any dividend or make any other distribution in respect of Futurus’ capital stock; or

(d) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Futurus Common Stock or any other capital stock or securities of any Futurus Entity, or any stock appreciation rights, or any option, warrant, or other Rights; or

(e) adjust, split, combine or reclassify any capital stock of any Futurus Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Futurus Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Futurus Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Futurus Entity) or (ii) any Asset other than in the ordinary course of business for fair, reasonable and adequate consideration; or

(f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Futurus Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

(g) grant any increase in compensation or benefits to the employees or officers of any Futurus Entity, except in accordance with past practice disclosed in Section 7.2(g) of the Futurus Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Futurus Disclosure Memorandum, provided no such payments or any change in control payments shall be paid to those persons listed on Schedule B hereto; enter into or amend any severance agreements with officers of any Futurus Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any Futurus Entity; except as disclosed in Section 7.2(g) of the Futurus Disclosure Memorandum, grant any Rights, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under the Futurus Stock Plan or authorize cash payments in exchange for any Rights or vest or pay any benefits under any BOLI Contract owned by any Futurus Entity; or

(h) enter into or amend any employment Contract between any Futurus Entity and any Person (unless such amendment is required by Law) that the Futurus Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i) adopt any new Employee Benefit Plan of any Futurus Entity or terminate or withdraw from, or make any material change in or to, any existing Employee Benefit Plans of any Futurus Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such Employee Benefit Plans, except as required by Law, the terms of such plans or consistent with past practice; or

(j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be necessary to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Futurus Entity for material money damages or restrictions upon the operations of any Futurus Entity; or

(l) enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims thereunder.

7.3 Covenants of Crescent. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Futurus shall have been obtained, and except as otherwise expressly contemplated herein, Crescent covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Crescent Common Stock and the business prospects of the Crescent Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the Crescent Entities’ core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Crescent Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Crescent, desirable in the conduct of the business of Crescent and its Subsidiaries.

7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Crescent Material Adverse Effect or Futurus Material Adverse Effect, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) is likely to impede or materially delay the consummation of the transactions contemplated hereby, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.

7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and, to the extent permitted by Law, shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws and instructions applicable to such reports.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Proxy Statement; Shareholder Approval.

(a) In connection with the Shareholders’ Meeting, the Parties shall prepare a Proxy Statement and mail such Proxy Statement to the shareholders of Futurus. Each of Crescent and Futurus shall furnish all information concerning it and the holders of its capital stock as the other Party may reasonably request in connection with such action. Futurus shall call a Shareholders’ Meeting, to be held as soon as practicable after the execution of this Agreement, on a date reasonably acceptable to Crescent, for the purpose of voting upon approval of this Agreement, the First Step Plan of Merger, and such other related matters as are required by Law (“Futurus Shareholder Approval”) or deemed appropriate by Futurus. In connection with the Shareholders’ Meeting, (i) the Board of Directors of Futurus shall recommend to its shareholders the approval of the First Step Merger, and (ii) the Board of Directors and officers of Futurus shall use their reasonable efforts to obtain shareholder approval.

(b) Neither the Board of Directors of Futurus nor any committee thereof shall (i) except as expressly permitted by this Section 8.1(b), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Crescent, the approval or recommendation of such Board of Directors or such committee of the First Step Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Futurus to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the approval of this Agreement and the First Step Plan of Merger by the holders of Futurus Common Stock, the Board of Directors of Futurus determines in good faith, after it has received a Superior Proposal and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of Futurus would breach its fiduciary duties to Futurus shareholders under applicable Law, the Board of Directors of Futurus may (subject to this and the following sentences) inform Futurus shareholders that it no longer believes that the First Step Merger is advisable and no longer recommends approval and may (subject to this and the following sentences) approve or recommend a Superior Proposal (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the First Step Merger (a “Subsequent Determination”), but only at a time that is after the fifth business day following Crescent’s receipt of written notice advising Crescent that the Board of Directors of Futurus has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, Futurus shall provide a reasonable opportunity to Crescent to make such adjustments in the terms and conditions of this Agreement as would enable Futurus to proceed with its recommendation to its shareholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the Parties at the time. Notwithstanding any other provision of this Agreement, Futurus shall submit this Agreement to its shareholders at its Shareholders’ Meeting even if the Board of Directors of Futurus determines at any time after the date hereof that it is no longer advisable or recommends that Futurus shareholders reject it.

8.2 Applications. Crescent shall prepare and file within 15 days of the date of this Agreement, and Futurus shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available, except that copies of any proposed filings with Regulatory Authorities shall be provided to the other Party at least five business days prior to filing the same.

8.3 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Crescent Interim and Futurus shall execute and file the First Step Articles of Merger with the Secretary of State of the State of Georgia in connection with the First Step Merger. Upon the terms and subject to the conditions of this Agreement, Crescent Bank and Futurus shall execute and file the Second Step Articles of Merger with the Secretary of State of the State of Georgia in connection with the Second Step Merger. Upon the terms and subject to the conditions of this Agreement, Crescent Bank and Futurus Bank shall execute and file the Bank Articles of Merger with the GDBF and the Office of the Comptroller of the Currency in connection with the Bank Merger.

8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.5 Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the First Step Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.

(b) Crescent agrees to keep and hold all information gathered pursuant to this Agreement, or prior hereto, in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement entered into between Crescent and Futurus prior to the date of this Agreement (the “Confidentiality Agreement”). In addition to the Parties’ respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c) Futurus, Futurus Bank and their respective directors, officers, employees, agents, advisors or representatives have entered into confidentiality agreements with other Persons that expressed an interest in acquiring Futurus and/or Futurus Bank or an interest therein on terms substantially similar to those in the Confidentiality Agreement. Futurus and Futurus Bank shall promptly notify Crescent of any breach or attempted breach of any such confidentiality agreement by Futurus, Futurus Bank or any other Person and, upon Crescent’s direction and/or with Crescent’s consent, shall enforce, and shall cause their respective directors, officers, employees, agents, advisors, and representatives to enforce, all rights and exercise all remedies for any such breach or attempted breach of such confidentiality agreements by any Person.

8.6 Press Releases. Prior to the Effective Time, Futurus and Crescent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided that, nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.7 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no Futurus Entity nor any of its officers or directors nor any Representative thereof, shall directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries regarding or the making of any Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, Futurus and its board of directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal and (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that Futurus’ board of directors concludes in good faith and consistent with its fiduciary duties to Futurus’ shareholders that it should consider such Acquisition Proposal, and prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Futurus receives from such Person an executed confidentiality agreement containing confidentiality terms at least as stringent as those contained in the Confidentiality Agreement. Futurus shall promptly advise Crescent following the receipt of any developments with respect to such Acquisition Proposal and the details thereof, and advise Crescent of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Futurus shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons, including First Horizon National Corporation, conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its directors, officers and Representatives not to engage in any of the foregoing.

8.8 Employee Benefits and Contracts.

(a) Following the Effective Time, Crescent shall provide generally to officers and employees of the Futurus Entities employee benefits under employee benefit and welfare plans of Crescent or the Crescent Subsidiaries on terms and conditions which when taken as a whole are substantially similar to those currently provided by Crescent or a Crescent Subsidiary to their similarly situated officers and employees. For purposes of participation, vesting, and (except in the case of Crescent retirement plans) benefit accrual under Crescent Employee Benefit Plans, the service of the employees of the Futurus Entities prior to the Effective Time shall be treated as service with a Crescent Entity participating in such Employee Benefit Plans.

(b) Prior to the Effective Time, Futurus shall cause all employment, severance, consulting, change in control and other compensation Contracts disclosed in Section 5.16 of the Futurus Disclosure Memorandum to be terminated without any Liability to any Crescent Entity or any Futurus Entity, except as disclosed in Section 8.8 of the Futurus Disclosure Memorandum.

(c) Upon or prior to the execution of this Agreement, William M. Butler, Donald S. Shapleigh, Jr., and Suzanne T. Phipps shall each enter into employment agreements with Crescent Bank effective upon the Effective Time, upon the terms and conditions in the form and substance set forth in Exhibit 6 (a “Change of Control Employment Agreement”). The Change of Control Employment Agreements shall each waive any change of control payments and all other payments to such Persons as a result of this Agreement or the transactions contemplated herein, and shall include a one-year salary continuation provision triggered by a termination of employment resulting or arising from a “change of control” (as defined in the Change of Control Employment Agreements) of Crescent subsequent to the Effective Time. The Change of Control Employment Agreements shall also include an covenant not to compete with any Crescent Entity for a period of 18 months following termination.

(d) Upon or prior to the execution of this Agreement, Nathan E. Hardwick, IV and C. Parke Day shall each enter into agreements not to compete with any Crescent Entity for a period of three years from the Effective Time upon execution of this Agreement, upon terms and conditions in the form and substance set forth in Exhibit 7 (the “Director’s Agreements”).

(e) In consideration for entering into the Change of Control Employment Agreements, the Director’s Agreements and/or termination of their existing Futurus Rights, the individuals named in Schedule B to this Agreement shall receive a number of non-qualified stock options to purchase shares of Crescent Common Stock having an exercise price per share equal to the closing price of Crescent Common Stock on the date of grant and having an aggregate exercise amount as indicated in Schedule B to this Agreement. One-half of such options shall vest on April 1, 2005 and one-half of such options shall vest on April 1, 2006.

8.9 State Takeover Laws. Each Futurus Entity shall use, to the extent necessary, its reasonable efforts to take all necessary steps to exempt the transactions contemplated by this Agreement from any applicable Takeover Laws.

8.10 Charter Provisions. Each Futurus Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the First Step Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws or other governing instruments of any Futurus Entity or restrict or impair the ability of Crescent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Futurus Entity that may be directly or indirectly acquired or controlled by them.

8.11 Crescent Interim Organization. Crescent shall cause Crescent Bank to organize Crescent Interim under the Laws of the State of Georgia. Prior to the Effective Time, the outstanding capital stock of Crescent Interim shall consist of 1,000 shares of Crescent Interim Common Stock, all of which shall be validly issued and outstanding, fully paid and nonassessable and owned by Crescent Bank free and clear of any Lien. Prior to the Effective Time, Crescent Interim shall not (i) conduct any business operations whatsoever, or (ii) enter into any Contract or agreement of any kind, acquire any Assets or incur any Liability or alter its capital structure, except as may be specifically contemplated by this Agreement or the First Step Plan of Merger or as the Parties may otherwise agree. Crescent Bank, as the sole shareholder of Crescent Interim, shall vote prior to the Effective Time the shares of Crescent Interim in favor of the First Step Plan of Merger.

8.12 Restricted Stock Purchase Agreement. Schedule A to this Agreement lists the shareholders of Futurus who will receive shares of Crescent Common Stock pursuant to Section 3.1 of this Agreement; provided that each such shareholder is an “accredited investor” within the meaning of SEC Rule 501(a) under the Securities Act. Futurus shall use its best efforts to cause each such Person to deliver to Crescent not later than the date of the Shareholders’ Meeting, a written agreement, in substantially the form of Exhibit 5 (the “Restricted Stock Purchase Agreement”), providing confirmation that such Person is an “accredited investor” and that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Futurus Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Crescent Common Stock to be received by such Person upon consummation of the First Step Merger except in compliance with applicable provisions of the Securities Act and the rules and regulations thereunder. Crescent shall place restrictive legends upon certificates for shares of Crescent Common Stock issued to the Persons listed on Schedule A to this Agreement as set forth in the Restricted Stock Purchase Agreement to enforce the provisions of this Section 8.12.

8.13 Delivery of Disclosure Memoranda. On the date of this Agreement, Futurus shall deliver to Crescent a complete Futurus Disclosure Memorandum and Crescent shall deliver to Futurus a complete Crescent Disclosure Memorandum.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the First Step Merger, the Second Step Merger, the Bank Merger, and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

(a) Shareholder Approval. The shareholders of Futurus shall have approved this Agreement, the First Step Plan of Merger, the Second Step Plan of Merger and the Bank Plan of Merger, as appropriate, and the consummation of the transactions contemplated hereby and thereby, including the First Step Merger, the Second Step Merger and the Bank Merger, as and to the extent required by Law, or by the provisions of any governing instruments.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the First Step Merger, the Second Step Merger, and the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (other than matters relating to the raising of additional capital or the disposition of Assets or deposit Liabilities and associated branches) which in the reasonable judgment of the Board of Directors of Crescent would so materially adversely impact the financial or economic benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Crescent would not, in its reasonable judgment, have entered into this Agreement.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the First Step Merger, the Second Step Merger, and the Bank Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Crescent would so materially adversely impact the financial or economic benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Crescent would not, in its reasonable judgment, have entered into this Agreement.

(d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered by Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Other Conditions. All of the conditions precedent to the consummation of the Second Step Merger and the Bank Merger as set forth in the Second Step Plan of Merger and the Bank Plan of Merger shall have been fulfilled.

9.2 Conditions to Obligations of Crescent. The obligations of Crescent and Crescent Bank to perform this Agreement and consummate the First Step Merger, Second Step Merger, the Bank Merger, and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Crescent pursuant to Section 11.6(a) of this Agreement:

(a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Futurus set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specific date shall speak only as of such date). The representations and warranties of Futurus set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Futurus set forth in Sections 5.1, 5.2, 5.22, 5.23, 5.24 and 5.28 of this

Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Futurus set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.22, 5.23, 5.24 and 5.28) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Futurus Material Adverse Effect, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or “Knowledge” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Futurus and its directors, officers and employees to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. Futurus shall have delivered to Crescent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied or, if not satisfied in all respects, specifying in reasonable detail the manner in which such conditions have not been satisfied; provided that no such listing of non-compliance or non-satisfaction shall effect a waiver of any such conditions by Crescent, (ii) certified copies of resolutions duly adopted by Futurus’ Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the First Step Plan of Merger, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Crescent shall request, and (iii) certified copies of resolutions duly adopted by Futurus Bank’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of the Bank Plan of Merger, and the consummation of the transactions contemplated thereby, all in such reasonable detail as Crescent shall request.

(d) Change of Control Employment Agreements and Director’s Agreements. Each of the Persons named in Section 8.8(c) shall have executed and delivered to Crescent the Change of Control Employment Agreement to which such Person is a party. Each of the Persons named in Section 8.8(d) shall have executed and delivered to Crescent the Director’s Agreement to which such Person is a party.

(e) Minimum Shareholders’ Equity. The shareholders’ equity of the Futurus Entities and Futurus Bank, each on a consolidated basis, shall not be less than $4,850,000 and $4,850,000, respectively, as of the date that is five business days following the last to occur of the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the First Step Merger, the Second Step Merger and the Bank Merger (including the expiration of any requisite waiting period in respect thereof) and on the Closing Date. Shareholders’ equity shall be calculated in accordance with the books and records of the Futurus Entities, consistent with past practice, GAAP and all requirements of applicable Regulatory Authorities, after taking into account (i) any payments made to Robert W. Coile pursuant to the employment agreement by and among Mr. Coile, Futurus and Futurus

Bank, dated as of June 25, 2002, as amended as of March 24, 2004, (ii) all costs, fees and charges, including fees and charges of Futurus’ and Futurus Bank’s accountants, counsel and financial advisors, whether or not accrued or paid, that are related to the transactions contemplated by this Agreement, but not taking into account any temporary reductions in the market value of securities not held as investments held to maturity.

(f) Allowance for Loan Losses. The allowance for possible loan, lease, credit and securities losses of the Futurus Entities shall be not be less than the greater of (x) 1.5% of the Futurus Entities’ total loans and (y) the allowance for possible loan, lease, credit and securities losses required by applicable Regulatory Authorities.

(g) Exercise of Dissenters’ Rights. Shareholders of Futurus shall not have given notice of their intent to exercise their statutory right to dissent with respect to more than 5% of the outstanding shares of Futurus Common Stock.

(h) Claims Letters. Each of the directors and officers of each Futurus Entity shall have executed and delivered to Crescent letters in substantially the form of Exhibit 8.

9.3 Conditions to Obligations of Futurus. The obligations of Futurus and Futurus Bank to perform this Agreement and consummate the First Step Merger, the Second Step Merger, the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Futurus pursuant to Section 11.6(b) of this Agreement.

(a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Crescent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Crescent set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Crescent set forth in Sections 6.1, 6.2, 6.7, 6.8 and 6.19 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Crescent set forth in this Agreement (including the representations and warranties set forth in Sections 6.1, 6.2, 6.3, 6.7, 6.8 and 6.19) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Crescent Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or “Knowledge” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Crescent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. Crescent shall have delivered to Futurus (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Crescent’s, Crescent Bank’s and Crescent Interim’s Boards of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, the First Step Plan of Merger, the Second Step Plan of Merger and the Bank Plan of Merger, and the consummation of the transactions contemplated thereby, all in such reasonable detail as Futurus shall request.

ARTICLE 10

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, the First Step Plan of Merger, the Second Step Plan of Merger or the Bank Plan of Merger and notwithstanding the approval of this Agreement, the First Step Merger, the Second Step Plan of Merger or the Bank Plan of Merger by the shareholders of any Crescent Entity or any Futurus Entity, respectively, this Agreement, the First Step Plan of Merger, the Second Step Plan of Merger and the Bank Plan of Merger may be terminated and the First Step Merger, the Second Step Plan of Merger and the Bank Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of Crescent and Futurus; or

(b) By either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Futurus and Section 9.3(a) in the case of Crescent or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the First Step Merger, the Second Step Merger or the Bank Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Futurus and Section 9.3(a) of this Agreement in the case of Crescent; or

(c) By either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Futurus and Section 9.3(a) in the case of Crescent or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

(d) By either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the First Step Merger, the Second Step Merger or the Bank Merger

and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Futurus fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the GBCC and this Agreement at the Shareholders’ Meeting where the transactions were presented to such shareholders for approval and voted upon; or

(e) By the Board of Directors of either Party in the event that the First Step Merger shall not have been consummated by February 25, 2005, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e).

(f) By Crescent in the event that (i) the Board of Directors of Futurus, shall have failed to reaffirm its approval upon Crescent’s request for such reaffirmation of the First Step Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the First Step Merger, or (ii) the Board of Directors of Futurus shall have failed to include in the Proxy Statement its recommendation, without modification or qualification, that Futurus shareholders give the Futurus Shareholder Approval or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Crescent, the recommendation of such Board of Directors to Futurus shareholders that they give the Futurus Shareholder Approval, or (iii) the Board of Directors of Futurus shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the transactions contemplated by this Agreement or, within 10 business days after commencement of any tender or exchange offer for any shares of Futurus Common Stock, the Board of Directors of Futurus shall have failed to recommend against acceptance of such tender or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender or exchange offer by its shareholders, or (iv) the Board of Directors of Futurus negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the Board of Directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the First Step Merger, and upon any event described in this Section 10.1(f) the payment of $400,000 to Crescent to pay its expenses; or

(g) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the First Step Merger, the Second Step Merger or the Bank Merger cannot be satisfied or fulfilled by the earlier of the date specified in Section 10.1(e) and, with respect to the condition set forth in Section 9.2(e) only, the date that is five business days following the last to occur of the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the First Step Merger, the Second Step Merger and the Bank Merger (including the expiration of any requisite waiting period in respect thereof).

(h) By Crescent in the event that shareholders of Futurus have given notice of their intent to exercise their statutory right to dissent with respect to more than 5% of the outstanding shares of Futurus Common Stock.

10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement, the First Step Plan of Merger, the Second Step Plan of Merger and the Bank Plan of Merger pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 8.5(b), 8.6, 10.2, 10.3, 11.2 and 11.3 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to the terms of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement; provided that neither Party shall be liable for any special, punitive or consequential damages.

10.3 Termination Fee.

(a) If:

(i) either Futurus or Crescent terminates this Agreement pursuant to Section 10.1(d), 10.1(e) or 10.1(g) (other than (x) a termination by Crescent or Futurus pursuant to Section 10.1(g) solely as a result of the failure of Futurus or Futurus Bank, notwithstanding their respective best efforts, to have the minimum shareholders’ equity specified in Section 9.2(e) of this Agreement or (y) a termination by Crescent or Futurus solely pursuant to Section 10.1(d)(i), provided that at such time there is no Acquisition Proposal or Acquisition Transaction or discussions with respect thereto by any Futurus Entity or any of their Representatives) or a Futurus Entity has failed to perform and comply in all material respects with any of its obligations, agreements or covenants required by this Agreement or Crescent terminates this Agreement pursuant to Section 10.1(c); and within 12 months of such termination (A) an Acquisition Proposal or Acquisition Transaction has been announced with respect to any Futurus Entity or (B) an Acquisition Agreement with respect to an Acquisition Transaction has been entered into with respect to any Futurus Entity, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to the 5% and 95% amounts in the definition of Acquisition Transaction to 50%); or

(ii) Crescent shall terminate this Agreement pursuant to 10.1(f);

then Futurus shall pay to Crescent an amount equal to $400,000 (the “Termination Fee”) upon the earlier of such announcement or the entry into such Acquisition Agreement. Futurus hereby waives any right to set-off or counterclaim against such amount. If the Termination Fee shall be payable pursuant to subsection (a)(i) of this Section 10.3, the Termination Fee shall be paid in same-day funds at or prior to the earliest of the date of consummation of such Acquisition Transaction, the date of execution or announcement of an Acquisition Agreement with respect to such Acquisition Transaction or the announcement of an Acquisition Transaction. If the

Termination Fee shall be payable pursuant to subsection (a)(ii) of this Section 10.3, the Termination Fee shall be paid in same-day funds upon the earlier of (i) the execution or announcement of an Acquisition Agreement with respect to such Acquisition Transaction or (ii) two business days from the date of termination of this Agreement.

(b) The Parties acknowledge that the agreements contained in paragraph (a) of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Futurus fails to pay promptly any fee payable by it pursuant to this Section 10.3, then Futurus shall pay to Crescent, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

10.4 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except that Articles 2, 3, 4, and 11, Section 8.8, Section 10.3 and Section 10.4 of this Agreement shall survive, and the terms of the Support Agreements, Claims Letters, Change of Control Employment Agreements, Director’s Agreements and Restricted Stock Purchase Agreements shall survive the Effective Time.

ARTICLE 11

MISCELLANEOUS

11.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” with respect to a Party, shall mean any proposal (whether communicated to Futurus or publicly announced to Futurus’ shareholders) by any Person (other than Crescent or any of its Affiliates) for an Acquisition Transaction involving Futurus or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute ten percent (10%) or more of the consolidated assets of Futurus as reflected on Futurus’ consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Futurus by any Person or Group (other than Crescent or any of its Affiliates) of 5% or more in interest of the total outstanding voting securities of Futurus or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Crescent or any of its Affiliates) beneficially owning 5% or more in interest of the total outstanding voting securities of Futurus or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Futurus pursuant to which the shareholders of Futurus immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Futurus; (iii) any liquidation or dissolution of Futurus; or (iv) the sale of Futurus Bank or its charter.

“Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” shall mean the average of the daily closing sales prices of Crescent Common Stock as reported on the Nasdaq Small Cap Market (as reported by The Wall Street Journal, or if not reported thereby, another authoritative source as chosen by Crescent) for the 15 consecutive full trading days in which such shares are traded on the Nasdaq Small Cap Market ending at the close of trading on the last full trading day preceding the Closing Date.

“Bank Articles of Merger” shall mean the Articles of Merger filed with the Secretary of State of the State of Georgia as contemplated by Section 1.3 of this Agreement.

“Bank Plan of Merger” shall mean the Bank Plan of Merger in the form of Exhibit 2.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Closing Date” shall mean the date on which the Closing occurs.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Crescent Bank Common Stock” shall mean the $2.00 par value common stock of Crescent Bank.

“Crescent Capital Stock” shall mean, collectively, the Crescent Common Stock, the Crescent Preferred Stock and any other class or series of capital stock of Crescent.

“Crescent Common Stock” shall mean the $1.00 par value common stock of Crescent.

“Crescent Disclosure Memorandum” shall mean the written information entitled “Crescent Banking Company Disclosure Memorandum” delivered prior to the date of this Agreement to Futurus describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Crescent Entities” shall mean Crescent and the Crescent Subsidiaries.

“Crescent Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Crescent as of June 30, 2004, and as of December 31, 2002 and 2003, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 2004, and for each of the three fiscal years ended December 31, 2001, 2002 and 2003, as filed in amended and/or restated form by Crescent in SEC Documents, and (ii) the consolidated balance sheets of Crescent (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents as amended and/or restated filed with respect to periods ended subsequent to June 30, 2004.

“Crescent Interim” shall mean Crescent Interim Corporation, a wholly owned subsidiary of Crescent Bank organized under the Laws of the State of Georgia.

“Crescent Interim Common Stock” shall mean the $.01 par value common stock of Crescent Interim.

“Crescent Material Adverse Effect” shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse effect on (i) the financial position, business, or results of operations of Crescent and its Subsidiaries, taken as a whole, or (ii) the ability of Crescent to perform its obligations under this Agreement or to consummate the First Step Merger or the other transactions contemplated by this Agreement in accordance with applicable Law, provided that a “Crescent Material Adverse Effect” shall not be deemed to include the effect of (a) changes in banking or similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) changes in economic conditions or interest rates generally affecting financial institutions, (d) actions and omissions of Crescent (or any of its Subsidiaries) taken with the prior written consent of Futurus, (e) the direct effects of compliance with this Agreement on the operating performance of Crescent, including expenses incurred by Crescent in consummating the transactions contemplated by this Agreement, (f) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Crescent to, this Agreement or any of the transactions contemplated by this Agreement, (g) failure of Crescent to meet the revenue or earnings predictions of equity analysts (as reflected in the First Call consensus estimate), or any other published revenue or earnings predictions or expectations, for any period ending on or after the date of this Agreement, (h) changes in the market price or trading volume of Crescent Common Stock or (i) the amount of any payments or the absence of any contingent payments to Crescent from Carolina Financial Corporation as a result of the sale of Assets of Crescent Mortgage Services by Crescent.

“Crescent Preferred Stock” shall mean the $1.00 par value preferred stock of Crescent.

“Crescent Subsidiaries” shall mean the Subsidiaries of Crescent, which shall include the Crescent Subsidiaries described in Section 6.4 of the Crescent Disclosure Memorandum and any corporation, bank, or other organization acquired as a Subsidiary of Crescent in the future and owned by Crescent at the Effective Time.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authority with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”),; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”),; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. 11001 et seq.); (iv) the Clean Air Act (42 U.S.C. 7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (v) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (iv) of this subparagraph, including, but not limited to, the Georgia Air Quality Act, O.C.G.A. Sections 12-9-1 et seq., the Georgia Solid Waste Management Act, O.C.G.A. Sections 12-8-20 et seq., the Georgia Hazardous Waste Management Act, O.C.G.A. Sections 12-8-60 et seq., the Georgia Hazardous Sites Response Act, O.C.G.A. Sections 12-8-90 et seq., the Georgia Water Quality Control Act, O.C.G.A. Sections 12-5-20 et seq., and the Georgia Underground Storage Tank Act, O.C.G.A. Sections 12-13-1 et seq.,”; (vii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (viii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (ix) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters. and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with Futurus would be deemed a “single employer” within the meaning of section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exhibits” shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Atlanta.

“FICG” shall mean the Financial Institutions Code of Georgia, as amended.

“First Step Articles of Merger” shall mean the Articles of Merger to be executed by Futurus and Crescent Interim and filed with the Secretary of State of the State of Georgia relating to the First Step Merger as contemplated by Section 1.1 of this Agreement.

“First Step Plan of Merger” shall mean the plan of merger providing for the First Step Merger, in substantially the form of Exhibit 1.

“Futurus Common Stock” shall mean the no par value common stock of Futurus.

“Futurus Disclosure Memorandum” shall mean the written information entitled “Futurus Disclosure Memorandum” delivered prior to the date of this Agreement to Crescent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

“Futurus Entities” shall mean Futurus and the Futurus Subsidiaries.

“Futurus Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Futurus and Futurus Bank as of June 30, 2004, and as of December 31, 2002 and 2003, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 2004, and for each of the fiscal years ended December 31, 2001, 2002 and 2003, as filed by Futurus or Futurus Bank with Regulatory Authorities, and (ii) the consolidated balance sheets of Futurus and Futurus Bank (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in any filings made with Regulatory Authorities with respect to periods ended subsequent to June 30, 2004.

“Futurus Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, business, or results of operations of Futurus and its Subsidiaries, taken as a whole, or (ii) the ability of Futurus to perform its obligations under this Agreement or to consummate the First Step Merger or the other transactions contemplated by this Agreement, provided that “Futurus Material Adverse Effect” shall not be deemed to include the effect of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of Futurus (or any of its Subsidiaries) taken with the prior informed written Consent of Crescent, or (d) the direct effects of compliance with this Agreement on the operating performance of Futurus, including expenses incurred by Futurus in consummating the transactions contemplated by this Agreement.

“Futurus Preferred Stock” shall mean the no par value preferred stock of Futurus.

“Futurus Stock Option Plan” shall mean the existing stock option plan of Futurus designated as the Futurus Financial Services, Inc. 2000 Stock Incentive Plan.

“Futurus Subsidiaries” shall mean the Subsidiaries of Futurus, which shall include the Futurus Subsidiaries described in Section 5.4 of the Futurus Disclosure Memorandum and any corporation, bank, or other organization acquired or organized as a Subsidiary of Futurus in the future and owned by Futurus at the Effective Time.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code, as amended.

“GDBF” shall mean the Georgia Department of Banking and Finance.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing authorities.

“Group” shall mean two or more Persons acting in concert for the purpose of acquiring, holding or disposing of securities of an issuer.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs). (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“HSR Act” shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes upon the assets or properties of a Party or its Subsidiaries which are not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Nasdaq” shall mean the Nasdaq Stock Market, Inc.

“Operating Property” shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any Governmental Authority.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean Futurus and Futurus Bank or Crescent and Crescent Bank, and “Parties” shall mean all of Futurus, Futurus Bank, Crescent and Crescent Bank.

“Permit” shall mean any federal, state, local or foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any natural person or any entity acting in a representative capacity.

“Proxy Statement” shall mean the proxy statement/offering memorandum used by Futurus to solicit the approval of its shareholders of the transactions contemplated by this Agreement and the First Step Plan of Merger, and to offer, pursuant to SEC Regulation D, shares of Crescent Common Stock issuable to certain persons pursuant to this Agreement.

“Regulatory Authorities” shall mean, collectively, the SEC, the NASD, the FTC, the DOJ, the Federal Reserve, the Office of the Comptroller of the Currency, the FDIC, and all other Governmental Authorities having jurisdiction over a Party and its respective Subsidiaries.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Law.

“Second Step Articles of Merger” shall mean the Articles of Merger to be executed by Crescent Bank and Futurus and filed with the Secretary of State of the State of Georgia relating to the Second Step Merger as contemplated by Section 1.2 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders’ Meeting” shall mean the meeting of the shareholders of Futurus to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

“Subsidiaries” shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by it; provided, there shall not be included any such entity acquired through foreclosure or any such equity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” shall mean any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, the Futurus Entities and (ii) with respect to which the Board of Directors of Futurus (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of its financial advisor, Burke Capital Group, L.L.C.) to be more favorable to Futurus’ shareholders than the First Step Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Futurus, after obtaining the advice of its financial advisor, Burke Capital Group, L.L.C., the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Crescent in response to such Acquisition Proposal in accordance with Section 8.1(b)).

“Surviving Bank” shall mean Crescent Bank as the surviving bank resulting from the Bank Merger.

“Surviving Corporation” shall mean Futurus as the surviving corporation resulting from the First Step Merger.

“Surviving Entity” shall mean Crescent Bank as the surviving corporation resulting from the Second Step Merger.

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation and property taxes and other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Acquisition Agreement	Section 8.1(b)	Futurus Bank	Parties
Agreement	Parties	Futurus Benefit Plans	Section 5.15(a)
Allowance	Section 5.9	Futurus Contracts	Section 5.16
Bank Merger	Preamble	Futurus ERISA Plan	Section 5.15(a)
BOLI Contracts	Section 5.15(i)	Futurus Rights	Section 3.5
Cash Payment Amount	Section 3.1(d)	Futurus Shareholder Approval	Section 8.1(a)
CERCLA	Section 11.1(a)	IIPI	Section 5.18(a)
Change of Control Employment Agreements	Section 8.8(c)	IRS	Section 5.15(b)
Confidentiality Agreement	Section 8.5(b)	Merger Consideration	Section 3.1(d)
Crescent	Parties	Parties	Section 11.1(a)
Crescent Bank	Parties	RCRA	Section 11.1(a)
Crescent Benefit Plans	Section 6.15(a)	Restricted Stock Purchase Agreement	Section 8.12
Crescent ERISA Plan	Section 6.15(a)	Rights Payment	Section 3.5
Crescent Interim	Preamble	Second Step Merger	Preamble
Crescent SEC Reports	Section 6.5(a)	Stock Payment Amount	Section 3.1(d)
Director’s Agreements	Section 8.8(d)	Subsequent Determination	Section 8.1(b)
DOL	Section 5.15(b)	Support Agreement	Section 1.6
Effective Time	Section 1.5	Takeover Laws	Section 5.23
Exchange Agent	Section 4.1(a)	Termination Fee	Section 10.3(a)(ii)
First Step Merger	Preamble	WARN Act	Section 5.13(c)
Futurus	Parties

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term shall include the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” and such terms shall not be limited by enumeration or example

11.2 Expenses.

(a) Except as otherwise provided in Section 10.3 or this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay the filing fees payable in connection with the Proxy Statement and printing costs incurred in connection with the printing of the Proxy Statement based on the relative Asset sizes of the Parties at June 30, 2004.

(b) Nothing contained in Section 10.3 or this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

11.3 Brokers and Finders. Except for BankersBanc Capital Corporation, as to Crescent, and Burke Capital Group, L.L.C., as to Futurus, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Futurus or Crescent other than those disclosed in the previous sentence, each of Futurus and Crescent, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability incurred by such party in respect of any such claim.

11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, except for the Confidentiality Agreement which is hereby reaffirmed and incorporated herein. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained.

11.6 Waivers.

(a) Prior to or at the Effective Time, Crescent, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Futurus, to waive or extend the time for the compliance or fulfillment by Futurus of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Crescent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Crescent.

(b) Prior to or at the Effective Time, Futurus, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Crescent, to waive or extend the time for the compliance or fulfillment by Crescent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations of Futurus under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Futurus.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach of a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the person at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered. A copy of any notice or other communication mailed or sent by overnight carrier shall, on the date of mailing or delivery to overnight carrier, be sent by facsimile transmission.

Futurus or Futurus Bank:	FUTURUS FINANCIAL SERVICES, INC.
5225 Windward Parkway
Alpharetta, GA 30009
Attention: William Butler
Telecopy Number: (678) 808-1197

Copy to Counsel:	POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
191 Peachtree Street, NE
Sixteenth Floor
Atlanta, Georgia 30303
Attention: Kathryn L. Knudson
Telecopy Number: (404) 572-6999

Crescent or Crescent Bank:	CRESCENT BANKING COMPANY
P.O. Box 668
251 Highway 515
Jasper, Georgia 30143
Attention: J. Donald Boggus, Jr.
Telecopy Number: (706) 692-6820

Copy to Counsel:	ALSTON & BIRD LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: Ralph F. MacDonald, III, Esq.
Telecopy Number: (404) 881-7777

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, except to the extent the Laws of the United States apply to the Bank Merger, without regard to any applicable conflicts of Law principles.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:		CRESCENT BANKING COMPANY

By:	/s/ Gary E. Reece	By:	/s/ J. Donald Boggus, Jr.
	Gary E. Reece Assistant Secretary		J. Donald Boggus, Jr. President and Chief Executive Officer

[CORPORATE SEAL]

ATTEST:		CRESCENT BANK & TRUST COMPANY

By:	/s/ Gary E. Reece	By:	/s/ J. Donald Boggus, Jr.
	Gary E. Reece Assistant Secretary		J. Donald Boggus, Jr. President and Chief Executive Officer

[BANK SEAL]

ATTEST:		FUTURUS FINANCIAL SERVICES, INC.

By:	/s/ Robert W. Coile	By:	/s/ William M. Butler
	Robert W. Coile Assistant Secretary		William M. Butler President and Chief Executive Officer

[CORPORATE SEAL]

ATTEST:		FUTURUS BANK, N.A.

By:	/s/ Robert W. Coile	By:	/s/ William M. Butler
	Robert W. Coile Assistant Secretary		William M. Butler President and Chief Executive Officer

[BANK SEAL]